Exhibit 4.1

Certificate Number CNFinance Holdings Limited 深泛联控股有限公司 INCORPORATED IN THE CAYMAN ISLANDS UNDER THE COMPANIES ACT (AS AMENDED OR REVISED FROM TIME TO TIME) THE AUTHORISED CAPITAL OF THE COMPANY IS USD 2,000,000.00 DIVIDED INTO 18,000,000,000 CLASS A ORDINARY SHARES OF PAR VALUE USD 0.0001 EACH 2,000,000,000 CLASS B ORDINARY SHARES OF PAR VALUE USD 0.0001 EACH Number of Shares THIS CERTIFIES THAT OF IS THE OWNER OF fully paid CLASS A ORDINARY share(s) of USD 0.0001 each IN THE COMPANY CNFinance Holdings Limited 深泛联控股有限公司 (the "Company") transferable on the books of the Company by the holder hereof in person or by a duly authorised attorney upon surrender of this certificate to the Company. This certificate and the shares represented are issued and shall be held subject to the provisions of the Memorandum and Articles of Association of the Company. EXECUTED on behalf of the Company this ______________day of _______________________________ Director